Exhibit 99.1

FOR IMMEDIATE RELEASE:	INVESTOR CONTACT:	Trina Schurman
July 31, 2014		Nordstrom, Inc.
206-233-6503

	MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
206-303-3030

NORDSTROM TO ACQUIRE TRUNK CLUB, A LEADING PERSONALIZED CLOTHING SERVICE FOR MEN
SEATTLE, Wash. – (JULY 31, 2014) – Nordstrom, Inc. (NYSE: JWN) announced today it has entered into an agreement to acquire Trunk Club, a personalized clothing service for men. The men’s market is one of the fastest growing and most rapidly changing segments in retail, and Trunk Club has created a unique approach to capture the imagination of an under-served customer. They deliver a stylist service that combines the convenience of online with a high-touch, personalized shopping experience. The acquisition aligns with Nordstrom's strategic priorities around superior customer service, fashion, relevance and a seamless shopping experience.
"What Trunk Club is doing in the personal styling space is a natural extension of our core business," said Erik Nordstrom, president of Nordstrom Direct. "This acquisition is reflective of how we want to move quickly to evolve with customers by finding more ways to deliver a great shopping experience. One of the pillars of our long-term growth strategy is to integrate the online and offline customer experience, and the personal styling space is a great example of how these two worlds are coming together. We view this investment as complementary to our own business and our efforts to better serve customers."
Trunk Club CEO Brian Spaly said, "Nordstrom is stellar at many of the things we aim to improve on to offer our members the best possible service: inventory management, planning and logistics are great examples. We knew that a partnership with the best-in-class retailer could significantly enhance our member experience and we are excited to have found a company that is such a natural fit with our culture and approach to customer experience."
Trunk Club’s 250 personal stylists build true, one-to-one relationships with their members to understand their lifestyles and styling preferences before hand-selecting merchandise that is then shipped to the customer. Customers keep what they like and return the rest for free. There is no membership fee, no obligations and no commitments.
Trunk Club offers a full suite of solutions, from day to day ready-to-wear basics to high-end custom garments. Customers can seamlessly experience the service across the web, mobile and in-store, with showrooms in Chicago, Dallas and Washington, D.C., and a fourth opening in Los Angeles next month. These offer the opportunity for customers to meet face to face with their Trunk Club stylists. The five year old business is high growth. "We have more than 1,500 talented personal stylists at Nordstrom as well - in our stores. This complimentary service is an important and successful volume driver for us that our customers appreciate," said Erik Nordstrom. "What Trunk Club does adds to our service capabilities - we can learn from them about what they call ‘assisted commerce’ so we can continue to meet the evolving needs of customers."

Trunk Club will continue to operate independently and focus on its core business while leveraging Nordstrom’s capabilities and resources to scale its business. It will be managed by its current leadership team and remain headquartered in Chicago. The transaction is subject to closing conditions, including customary regulatory and stockholder approvals, and is expected to close in the third quarter of 2014. Nordstrom will provide additional details of the transaction on its upcoming earnings conference call on August 14, 2014. Guggenheim Securities, LLC is acting as financial advisor to Nordstrom; Paul Hastings LLP and Lane Powell PC are acting as its counsel. Goodwin Proctor LLP is acting as counsel to Trunk Club.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 271 stores in 36 states, including 117 full-line stores, 151 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com, the newly developed e-commerce site Nordstromrack.com, and its online private sale site, HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
ABOUT TRUNK CLUB
Trunk Club is a personalized clothing service for men, offering designer clothing to customers without any of the hassles of shopping in stores or online. Men tell stylists their style, fit, and size preferences, and the stylists ship them a handpicked selection of clothes. Members keep only what they want and send the rest back with a pre-paid shipping label. All shipping is free and there are no fees for the service. Based in Chicago’s rapidly growing startup scene, the company is led by CEO Brian Spaly. Prior to Trunk Club, Brian founded men’s online retailer Bonobos while a student at Stanford Business School.

Visit www.trunkclub.com to learn more and get started with a Trunk Club personal stylist.

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